Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

THE BANK OF NEW YORK MELLON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)

Equity	Common Stock, par value $0.01 per share	Other	44,927,882 (4)	$45.54(2)	$2,046,015,746.28(2)	0.00011020	$225,470.94

Total Offering Amounts					$2,046,015,746.28		$225,470.94

Total Fee Offsets							—

Net Fee Due							$225,470.94
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under The Bank of New York Mellon Corporation 2023 Long-Term Incentive Plan (the “LTIP”) as a result of any future stock split, reverse stock split, stock dividend, extraordinary distribution, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation or similar adjustment of the Registrant’s Common Stock, par value $0.01 per share (“Common Stock”). In addition, any shares of Common Stock subject to outstanding awards pursuant to The Bank of New York Mellon Corporation 2019 Long-Term Incentive Plan which terminate, expire unexercised or are forfeited, cancelled or otherwise lapse for any reason after April 12, 2023 will be added to the share maximum available for issuance under the LTIP, but such shares of Common Stock are not at this time covered by this Registration Statement.

(2)

Estimated pursuant to Rules 457(c) and 457(h) of the 1933 Act solely for the purpose of calculating the registration fee, and based upon the $45.54 per share, the average of the high and low sales price of the Common Stock on the New York Stock Exchange on April 12, 2023. Rounded up to the nearest penny.

(3)	Rounded up to the nearest penny.
(4)	Represents shares of Common Stock issuable under the LTIP.